Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BUSINESS OBJECTS S.A.,

BUSINESS OBJECTS AMERICAS,

OPERA ACQUISITION CORP.

AND

ACTA TECHNOLOGY, INC.

Dated as of July 9, 2002

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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 9, 2002 among Business Objects S.A., a corporation (société anonyme) under the laws of the Republic of France (“French Parent”), Business Objects Americas, a Delaware corporation and wholly owned subsidiary of French Parent (“Parent”), Opera Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Acta Technology, Inc., a Delaware corporation (the “Company”), and, as to Article VII only, David Strohm, as the Stockholder Agent, and U.S. Bank N.A., as Escrow Agent. Capitalized terms used and not otherwise defined herein have the meanings given to them in Section 1.6 below.

RECITALS

A.  The Boards of Directors of each of the Company, French Parent, Parent and Merger Sub believe it is in the best interests of their respective companies and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger and this Agreement.

B.  Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Company Capital Stock (as defined in Section 1.6) will be converted into the right to receive the consideration or cancelled as set forth in Section 1.7, and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock will be cancelled as provided in Section 1.7.

D.  A portion of the cash otherwise payable by Parent in connection with the Merger and cash constituting the Escrow Payment Plan (as defined in Section 1.6) shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

E.  Concurrently with the execution of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into stockholder support agreements each in substantially the form attached hereto as Exhibit A (the “Support Agreements”) with Parent, and each of the Key Executives (as defined below) and Carol Mills Baldwin are entering into non-competition agreements each in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreements”) with Parent.

F.  The Company, French Parent, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.1  The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and California Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2  Effective Time.    Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable (but no later than five (5) Business Days) following satisfaction or waiver of the conditions set forth in Article VI (other than those intended to be satisfied at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, or like instrument (the “Certificate of Merger”) with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Delaware Secretary of State of such filing or such later time as may be specified in the Certificate of Merger being referred to herein as the “Effective Time”).

1.3  Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation; Bylaws.

(a)  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Business Objects Data Integration, Inc.”

(b)  Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5  Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6  Certain Definitions.

As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

“Affiliate” means, as applied to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“California Law” shall mean the California Corporations Code to the extent applicable to the Company by virtue of Section 2115 thereof.

“Change of Control Letter Agreements” shall mean the letter agreements attached to Section 1.6(A) of the Disclosure Schedule.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

“Company Option Plans” shall mean the Company’s 1996 Stock Option Plan, the Company’s 2000 Stock Option Plan and the Company’s 2000 Executive Stock Option Plan.

“Company Options” shall mean options to purchase or otherwise acquire Company Capital Stock (whether or not vested), whether under the Company Option Plans or otherwise.

“Company Preferred Stock” shall mean the Series E Preferred Stock, the Series E-1 Preferred Stock, the Junior Preferred Stock and the Subordinate Junior Preferred Stock (as each of the foregoing is defined in Section 1.7).

“Company Severance Plan” shall mean a severance plan adopted by the Company prior to the Closing in form and substance reasonably satisfactory to Parent that provides that upon termination by the Company, other than for Cause (as defined in the Retention Plan), each non-executive employee of the Company who has been employed by the Company for at least one year at the time of termination shall be paid two months base salary, each non-executive employee of the Company who has been employed by the Company for less than one year at the time of termination shall be paid one month base salary, and that each executive employee of the Company shall be paid two months base salary and two months pro rated annual bonus, in each case conditioned upon such employee signing and not having revoked a release in such form as is reasonably satisfactory to the Company and Parent. For the purposes of this definition, “base salary” shall mean the salary as of the date hereof (which is set forth in Schedule 5.14).

“Company Stockholder” shall mean any stockholder of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, subject to the provisions of Section 1.8(b)).

“Company Warrants” shall mean any and all warrants to purchase Company Capital Stock.

“Delaware Law” means the Delaware General Corporation Law.

“Escrow Amount” shall mean an amount of cash equal to the sum of (i) an amount equal to the excess of (a) $9,345,514 over (b) 15% of the amount (if any) by which Transaction Expenses exceed $900,000 (the “Stockholder Escrow Amount”), which is attributable to cash otherwise payable by Parent to the Company Stockholders pursuant to Section 1.7(a)(i), with the Escrow Amount attributable to each share of Company Capital Stock held by a Company Stockholder equal to such Company Stockholder’s Escrow Per Share Amount, and (ii) $944,486, which is attributable to the Escrow Payment Plan (the “Employee Escrow Amount”).

“Escrow Per Share Amount” shall mean, with respect to each share of Company Capital Stock held by a Company Stockholder, the product of (i) the cash otherwise payable in exchange for such share pursuant to Section 1.7(a)(i) or Section 1.7(a)(ii) and (ii) with respect to each share of Series E Preferred Stock and Series E-1 Preferred Stock, 10.92391%, with respect to each share of Junior Preferred Stock, 23.75233%, and, with respect to each share of Subordinate Junior Preferred Stock and Company Common Stock, zero (0) (such product the “Initial Escrow Per Share Amount”); provided, however, that if the aggregate of the Escrow Per Share Amounts calculated in accordance with the percentages above is not equal to the Stockholder Escrow Amount, then the Escrow Per Share Amount for each such share shall be adjusted, pro rata based on the relationship the amount payable pursuant to Section 1.7(a) with respect to each such share bears to the aggregate amount payable to all Company Stockholders pursuant to Section 1.7(a), such that the aggregate Escrow Per Share Amounts for all shares of Company Capital Stock shall equal the Stockholder Escrow Amount.

“Escrow Payment Plan” shall have the meaning set forth in Section 5.17.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any federal, state, county, local or foreign governmental authority, court, administrative agency or commission or other, instrumentality.

“Key Employees” shall mean those employees of the Company identified as such in Schedule 1.6(A).

“Key Executives” shall mean Chuck Altomare and Sachin Chawla.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of the Company’s and its Subsidiaries’ respective officers and directors after consultation with the management level employees of the Company.

“Legal Requirement” shall mean any requirement, prohibition or obligation under any judgment, order, decree, statute, law, ordinance, rule or regulation enacted by a Governmental Entity and applicable to the Company or any of its Subsidiaries or their respective properties or assets.

“Material Adverse Effect” shall mean, with respect to any party to this Agreement, any change, effect or circumstance that (i) would reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or other), or results of operations of such party and its Subsidiaries taken as a whole, (ii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) would reasonably be expected to materially impair the ability of Parent to operate the business of the Company and its Subsidiaries immediately after the Closing; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse change, effect or circumstance resulting from general business or economic conditions to the extent such change, effect or circumstance in each case does not disproportionately affect such entity; (B) any adverse change, effect or circumstance resulting from conditions generally affecting the industry in which such party competes to the extent such change, effect or circumstance in each case does not disproportionately affect such entity; (C) any adverse change, effect or circumstance to the extent directly arising out of or directly attributable to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; (D) any adverse change, effect or circumstance that Parent or Merger Sub (in the case of an alleged Material Adverse Effect on Parent) or the Company (in the case of an alleged Material Adverse Effect on the Company) sustains the burden of proving directly and primarily resulted from a material breach by the Company (in the case of an alleged Material Adverse Effect on Parent) or Parent or Merger Sub (in the case of an alleged Material Adverse Effect on the Company) of any provision of this Agreement; or (E) any adverse change, effect or circumstance directly resulting from any action, suit or proceeding against the Company or any of its Subsidiaries by the Technology Party based on matters contained in the Technology Review.

“Merger Consideration” shall mean sixty-five million dollars ($65,000,000) in cash, reduced by the amount (if any) by which Transaction Expenses set forth in the Transaction Expense Certificate exceed nine hundred thousand dollars ($900,000) in the aggregate.

“Parent Severance Plan” shall mean a plan, in which all employees of the Company who are employed by the Company, Parent, or French Parent following the Closing are participants, providing for the same payments upon termination as provided for in the Company Severance Plan and, for the purposes of such plan, recognizing the service of such former Company employees with the Company and its Subsidiaries for purposes of eligibility, vesting and level of benefits but which plan shall terminate on the date which is six months and one day following the Closing Date.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

“Retention Plan” has the meaning set forth in Section 5.12.

“Specified Company Warrants” shall mean those warrants specified in Item 8(k) and (l) of Section 2.2 (b) of the Disclosure Schedule.

“Subsidiary” means any Person or Persons in which the Company or Parent, as the context requires, directly or indirectly through other Subsidiaries or otherwise, beneficially own at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof, and shall also include in the case of the Company, each foreign branch or similar foreign entity of the Company or any of its Subsidiaries.

“Technology Party” shall have the meaning set forth in Schedule1.6(B).

“Technology Review” shall have the meaning given to it in Schedule1.6(B).

“Transaction Expenses” means the sum of the fees and expenses paid by the Company, or which the Company is or becomes obligated to pay, to Cooley Godward LLP and Sequoia Partners for services rendered in connection with the Merger or other services performed between the date six months prior the Closing Date and the Closing Date.

“Transaction Expense Certificate” means a certificate delivered by the Company at the Closing setting forth (i) all Transaction Expenses paid by the Company prior to the Closing and (ii) all unpaid Transaction Expenses that are quantifiable as of the Closing Date, attaching related invoices containing reasonable detail.

1.7  Merger Consideration.

(a)  Company Capital Stock.    Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, each share of Company

Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 1.9(c), the following:

(i)  Preferred Stock Consideration.    Subject to Article VII, the Merger Consideration shall first be distributed to the holders of shares of Series E Preferred Stock and Series E-1 Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time, prior and in preference to any distribution of any portion the Merger Consideration to the holders of Company Common Stock or any other series of Company Preferred Stock, in an amount equal to $2.983 for each share of Series E Preferred Stock or Series E-1 Preferred Stock held by such holders, provided, however, that if the Merger Consideration is insufficient to permit the full payment of such cash consideration, the Merger Consideration shall be distributed to the holders of Series E Preferred Stock and Series E-1 Preferred Stock in proportion to the respective amounts which would be received by them if their respective per-share amounts set forth above were paid in full. Then, subject to Article VII, the remaining portion of the Merger Consideration, if any, shall be distributed to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company (collectively, the “Junior Preferred Stock”) issued and outstanding immediately prior to the Effective Time, prior and in preference to any delivery of any portion of the Merger Consideration to the holders of Subordinate Junior Preferred Stock (as defined below) and Company Common Stock, in an amount equal to $0.50, $2.20, $5.00 and $7.17, respectively, for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder; provided, however, that if such remaining Merger Consideration is insufficient to permit the full payment of such cash consideration, such remaining Merger Consideration shall be distributed to the holders of Junior Preferred Stock in proportion to the respective amounts which would be received by them pursuant to this sentence if their respective per-share amounts set forth above were paid in full.

(ii)  Other Preferred Stock.    The parties hereto acknowledge that, after payment of the aggregate Merger Consideration to the holders of Series E Preferred Stock and the Junior Preferred Stock in accordance with Section 1.7(a)(i), no portion of the Merger Consideration will remain available for payment to the holders of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series E-X Preferred Stock of the Company (collectively, the “Subordinate Junior Preferred Stock”), and accordingly, each holder of shares of Subordinate Junior Preferred Stock issued and outstanding immediately prior to the Effective Time shall receive $0 for each share of Subordinate Junior Preferred Stock held by such holder.

(iii)  Common Stock.    The parties hereto acknowledge that, after payment of the aggregate Merger Consideration to the holders of Series E Preferred Stock, Series E-1 Preferred Stock and Junior Preferred Stock in accordance with Section 1.7(a)(i), no portion of the Merger Consideration will remain available for payment to the holders of Company Common Stock, and accordingly, each holder of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall receive $0 for each share of Company Common Stock held by such holder.

(b)  Company Options.    As of the Effective Time, by virtue of the Merger and in accordance with the Company Option Plans or otherwise, and without any action on the part of the parties hereto, each outstanding Company Option, whether vested or unvested, shall be terminated and cancelled and shall not be assumed by Parent. Prior to the Effective Time, the Company shall take all actions necessary (including providing all required notices) to arrange for each Company Option to be terminated and cancelled at, or prior to, the Effective Time.

(c)  Company Warrants.    No outstanding warrant to purchase Company Capital Stock (a “Company Warrant”), whether vested or unvested, shall be assumed by Parent, and the Company agrees to use its commercially reasonable efforts (including providing all required notices) to arrange for each Specified Company Warrant to be terminated and cancelled at, or prior to the Effective Time.

(d)  Cancellation of Parent-Owned and Company-Owned Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary thereof immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.

(e)  Capital Stock of Merger Sub.    At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8  Dissenting Shares.

(a)  Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock for which the holder thereof has demanded an appraisal of their value in accordance with Section 262 of Delaware Law or (to the extent applicable) Chapter 13 of California Law (“Dissenting Shares”) shall not be converted into or represent the right to receive cash in accordance with Section 1.7(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of Delaware Law or (to the extent applicable) Chapter 13 of California Law.

(b)  Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal or dissenters’ rights, then, as of the occurrence of such event, such holder shall be deemed to be a “Company Stockholder” for purposes of this Agreement, such holder’s shares shall no longer be deemed to be “Dissenting Shares” and such shares shall automatically be converted into and represent only the right to receive the applicable cash payment (if any) provided in Section 1.7(a), without interest thereon, subject to Section 1.9(b) and Article VII, upon surrender of the certificate representing such shares and the Escrow Per Share Amount attributable to each share of Company Capital Stock formerly held by Company Stockholders shall be recalculated in accordance with the formula therefor set forth in the definition of “Escrow Per Share Amount” (the “Escrow Recalculation”).

(c)  The Company shall give Parent (i) prompt notice of any demands for appraisal or purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law or demands for purchase under California Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or purchase of the Company Capital Stock or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (A) is required by Delaware Law or California Law to make payments in respect of the Dissenting Shares (taken as a whole) in excess of the aggregate Merger Consideration that otherwise would have been payable in respect of all of the Dissenting Shares in accordance with this Agreement (to the extent of such excess, the “Excess Dissenting Share Payments”) or (B) incurs any other reasonable out-of-pocket costs or expenses (including, without limitation, legal expenses) in respect of the Dissenting Shares (excluding payment for such shares) (the “Dissenting Share Expenses”), Parent shall be entitled to recover from the Escrow Funds under the terms of Article VII the amount of the Excess Dissenting Share Payments and the Dissenting Share Expenses, provided that, with respect to the Excess Dissenting Share Payments only, such recovery shall be without regard to the Deductible Amount (as defined in Section 7.2).

1.9  Surrender of Certificates.

(a)  Exchange Agent.    U.S. Bank N.A. (or another entity reasonably acceptable to Parent and the Company and agreed to by Parent and the Company prior to the Closing) shall serve as exchange agent (the “Exchange Agent”) in the Merger.

(b)  Parent to Provide Cash.    Prior to the Closing, French Parent shall, or shall cause Parent to, (i) make available to the Exchange Agent for exchange in accordance with this Article I the cash payable to Company Stockholders pursuant to Section 1.7(a) in exchange for outstanding shares of Company Capital Stock, less the Escrow Per Share Amounts attributable to such shares, which French Parent shall, or shall cause Parent to deposit with the Escrow Agent, on behalf of the Company Stockholders, pursuant to the provisions of Section 7.3(a) and (ii) deposit the Employee Escrow Amount with the Escrow Agent, on behalf of the Escrow Payment Plan, pursuant to the provisions of Section 7.3(b). If at any time and from time to time following the Effective Time, a share of Company Capital Stock which was a “Dissenting Share” as of or following the Effective Time loses its status as such pursuant to Section 1.8(b), then French Parent shall, or shall cause Parent to, promptly (and in any event within two (2) Business Days of such event) make available to the Exchange Agent for exchange in accordance with this Article I the cash (if any) payable in respect of such share of Company Capital Stock pursuant to Section 1.7(a) less the Escrow Per Share Amount (if any) for such share of Company Capital Stock. Following any such payment, each Company Stockholder’s interest in the Stockholder Escrow Fund shall be recalculated in accordance with the Escrow Recalculation. On not less than a quarterly basis, Parent shall pay or cause to be paid to each Company Stockholder the excess (if any) of (i) the aggregate amount previously contributed or deemed contributed on behalf of such Company Stockholder to the Escrow Fund, over (ii) the aggregate amount required to be contributed on behalf of such Company Stockholder to the Escrow Fund, taking into account the Escrow Recalculation.

(c)  Exchange Procedures.    As soon as practicable following the Closing (and in no event later than three (3) Business Days following the Closing), Parent shall cause to be mailed to each holder of record of certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) who is entitled to receive a portion of the Merger Consideration in accordance with Section 1.7(a)(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash payment (if any) to which the holder of such Certificate is entitled pursuant to Section 1.7(a) (without limiting the effect of Sections 1.9(b), 1.9(f) and Article VII). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, and the Exchange Agent shall as soon as practicable deliver in exchange therefor, the portion of the Merger Consideration (if any), without interest, to which the holder of such Certificate is entitled pursuant to Section 1.7(a) (less the applicable Escrow Amount or other withholding amount with respect to the shares of Company Capital Stock held by such holder as provided in Sections 1.9(b), 1.9(f) and Article VII), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable cash payment (without interest) pursuant to Section 1.7(a).

(d)  Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the delivery by the holder thereof of an affidavit of that fact, such amount of cash (if any), without interest, to which such holder is entitled pursuant to Section 1.7(a); provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e)  No Liability.    Notwithstanding anything to the contrary in this Section 1.9, neither Parent, the Exchange Agent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)  Required Withholding.    Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts so deducted or withheld are paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)  No Further Ownership Rights in Company Capital Stock.    The Merger Consideration paid in exchange for shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(h)  Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.10  Tax and Accounting Consequences.    Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

1.11  Unclaimed Merger Consideration.    Any portions of the Merger Consideration delivered and made available to the Exchange Agent pursuant to this Article I and not exchanged for Company Capital Stock within six (6) months after the Effective Time pursuant to Section 1.9 above shall be returned by the Exchange Agent to Parent, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I. Thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, French Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule (which is arranged in sections corresponding to the numbered sections contained in this Article II and is dated the date hereof) supplied by the Company to Parent (the “Disclosure Schedule”) as follows:

2.1  Organization of the Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except for such failures to be so duly qualified or licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its assets and properties, or conducts business or has employees or engages independent contractors. The Company has full corporate power and authority to carry on the businesses as now being conducted and to own and use the properties owned and used by it. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement. The Company has delivered to Parent or Parent’s representatives a true and correct copy of its certificate of incorporation and bylaws, each as amended through the date hereof and as are in full force and effect as of the date hereof.

2.2  Company Capital Structure.

(a)  The authorized capital stock of the Company as of the date of this Agreement consists of 85,000,000 shares of Company Common Stock, 5,258,496 shares of which are issued and outstanding as of the date of this Agreement, and 60,290,444 shares of Company Preferred Stock, (i) 4,018,000 shares of which are designated Series A Preferred Stock, of which 3,990,000 shares are issued and outstanding as of the date of this Agreement, (ii) 4,018,000 shares of which are designated Series A-1 Preferred Stock, none of which are issued and outstanding as of the date of this Agreement, (iii) 3,809,627 shares of which are designated Series B Preferred Stock, of which 3,441,445 shares are issued and outstanding as of the date of this Agreement, (iv) 3,809,627 shares of which are designated Series B-1 Preferred Stock, none of which are issued and outstanding as of the date of this Agreement, (v) 2,913,002 shares of which are designated Series C Preferred Stock, of which 2,033,002 shares are issued and outstanding as of the date of this Agreement, (vi) 2,913,002 shares of which are designated Series C-1 Preferred Stock, of which 880,000 shares are issued and outstanding as of the date of this Agreement, (vii) 5,323,701 shares of which are designated Series D Preferred Stock, of which 3,516,533 shares are issued and outstanding as of the date of this Agreement, (viii) 5,323,701 shares of which are designated Series D-1 Preferred Stock, of which 1,761,143 shares are issued and outstanding as of the date of this Agreement, (ix) 19,500,000 shares of which are designated Series E Preferred Stock, of which 15,259,157 shares are issued and outstanding as of the date of this Agreement, (x) 700,000 shares of which are designated Series E-1 Preferred Stock, of which 664,410 shares are issued and outstanding as of the date of this Agreement, and (xi) 7,961,784 shares of which are designated Series E-X Preferred Stock, of which 7,961,784 shares are issued and outstanding as of the date of this Agreement. Each share of Company Preferred Stock is convertible by its terms into one share of Company Common Stock, except that each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is convertible into 1.1249, 1.3623 and 1.4343 shares of Company Common Stock, respectively. Except for shares of Series E-1 Preferred Stock, no share of Company Preferred Stock is convertible into any security other than Company Common Stock. The Company Capital Stock is held of record as of the date of this Agreement by the persons, with the addresses of record and in the amounts set forth on Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the outstanding shares of Company Capital Stock (including options and other rights to acquire shares of Company Capital Stock) have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b)  The Company has reserved 10,933,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plans, of which, as of the date of this Agreement, 2,946,511 shares are subject to outstanding, unexercised options and 5,138,761 shares remain available for future grant. The Company has reserved no shares of Company Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. The Company has delivered to Parent or its representatives with respect to each outstanding Company Option the following information: (i) the name of the holder of such option, (ii) the domicile address of such holder, (iii) the number of shares of Common Stock subject to such option, (iv) the exercise price of such option and (v) the vesting schedule for such option. Except for the Company Options referenced in the first sentence of this Section 2.2(b), as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company as of the date of this Agreement. Except as contemplated hereby, to the Knowledge of the Company there are no voting trusts, proxies, or other understandings with respect to the voting stock of the Company. As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger in order to cause all such Company Options to be terminated and cancelled at or prior to the Effective Time.

2.3  Subsidiaries.    The Company does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity other than the Subsidiaries listed in Section 2.3 of the Disclosure Schedule. The Company is the record and beneficial owner of 100% of the outstanding shares of capital stock of each of its Subsidiaries (collectively, the “Subsidiary Ownership Interest”). There are no outstanding agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party (written or oral) to issue any shares of the capital stock of any of the Company’s Subsidiaries. Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company’s Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except for such failures to be so duly qualified or licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.3 of the Disclosure Schedule sets forth each jurisdiction where each of the Company’s Subsidiaries is so qualified, licensed or admitted to do business.

2.4  Authority.    Subject only to the requisite adoption of this Agreement and approval of the principal terms of the Merger by the Company’s stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, subject only to the adoption of this Agreement and the approval of the principal terms of the Merger by the Company’s stockholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been, and the Certificate of Merger has been or will be, duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.5  No Conflict.    Subject only to the requisite adoption of this Agreement and approval of the principal terms of the Merger by the Company’s stockholders, the execution and delivery by the Company of this Agreement and the Certificate of Merger, the performance by the Company of its obligations under this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the certificate of incorporation, bylaws or charter documents of the Company or any of its Subsidiaries, (ii) any Listed Contract (as defined in Section 2.14(b)), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible) or any of the Company’s Subsidiaries or any of their respective properties or assets (whether tangible or intangible).

2.6  Consents.    No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any applicable filings required under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or early termination of the applicable waiting period under the HSR Act and the comparable laws of other jurisdictions as reasonably determined by the parties to be required, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Section 2.6 of the Disclosure Schedule. The vote required of the Company’s stockholders to duly adopt this Agreement and duly approve the principal terms of the Merger is a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock. The holders of Company Capital Stock executing Support Agreements concurrently with the execution hereof are the record holders of shares of Company Capital Stock sufficient to duly adopt this Agreement and duly approve the principal terms of the Merger.

2.7    Financial Statements.

(a)  The Company has delivered to Parent the following financial statements (collectively the “Company Financials”): (i) the audited consolidated balance sheet and related consolidated statements of income and cash flows as of and for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001 for the Company; and (ii) an unaudited consolidated balance sheet as at May 31, 2002 (the “Current Balance Sheet”) and related statements of income and cash flows as of and for the five (5) months then ended for the Company (collectively with the Current Balance Sheet, the “Most Recent Financial Statements”). The Company Financials (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of the dates thereof and the results of operations of the Company for such periods, except that the Most Recent Financial Statements do not contain footnotes and are subject to normal year end adjustments which will not be material, in amount or significance, individually or in the aggregate.

(b)  Section 2.7(b) of the Disclosure Schedule sets forth the sales bookings of the Company for the quarter ended June 30, 2002 and, for each such sales booking, the amount of, and financial quarter in which, revenue attributable to such sales booking is projected by management of the Company to be recognized. The estimated total amount of revenue (according to GAAP) to be recognized by the Company is set forth with an indication of whether that revenue is associated with current quarter sales bookings or a prior quarter sales booking.

2.8  No Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any liability, indebtedness or obligation of any type, whether accrued, absolute, contingent, matured, unmatured or other, other than liabilities, indebtedness or obligations which individually or in the aggregate, (a) have been reflected in the Current Balance Sheet or the notes thereto, (b) have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) have arisen pursuant to this Agreement and (d) have arisen in connection with the transactions contemplated hereby.

2.9  No Changes.

(a)  Except for specific actions or specific matters expressly contemplated by this Agreement (including the establishment and implementation of the Company Severance Plan, the Parent Severance Plan, the Retention Plan and the Escrow Payment Plan and the payment of severance and other benefits pursuant to Section 5.13 or pursuant to the Change of Control Letter Agreements), between the date of the Current Balance Sheet and the date of this Agreement, there has not been, occurred or arisen any:

(i)  transaction by the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practices;

(ii)  amendments or changes to the certificate of incorporation, bylaws or other organizational documents, as the case may be, of the Company or any of its Subsidiaries;

(iii)  changes in the Company’s or any of its Subsidiaries authorized capital structure;

(iv)  capital expenditures or capital commitments by the Company or any of its Subsidiaries, either individually exceeding $50,000 or, with respect to the Company and its Subsidiaries as a whole, in the aggregate exceeding $100,000;

(v)  payment, discharge or satisfaction, in any amount in excess of $15,000 in any one case, or, with respect to the Company and its Subsidiaries as a whole, $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction of liabilities reflected or reserved against in the Current Balance Sheet;

(vi)  revaluation by the Company or any of its Subsidiaries of any of their respective assets (whether tangible or intangible);

(vii)  change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries, except pursuant to a change in GAAP;

(viii)  change in any material election by the Company or any of its Subsidiaries with respect to Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement by the Company and its Subsidiaries of any claim or assessment in respect of Taxes, or extension or waiver by the Company and its Subsidiaries of the limitation period applicable to any claim or assessment in respect of Taxes;

(ix)  declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock or any Subsidiary Ownership Interest, or any split, combination or reclassification in respect of any Company Capital Stock or Subsidiary Ownership Interest, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Capital Stock or Subsidiary Ownership Interest, or any direct or indirect redemption, repurchase or other acquisition by the Company of any Company Capital Stock or by any of its Subsidiaries of any Subsidiary Ownership Interest (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the Company Option Plans;

(x)  increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors, employees or advisors or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any of its Subsidiaries, of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(xi)  termination, extension, amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of its assets is bound other than in the ordinary course of business consistent with past practices;

(xii)  sale, lease, license or other disposition of any of the material tangible assets or material tangible properties of the Company or any of its Subsidiaries;

(xiii)  loan by the Company or any of its Subsidiaries to or capital investment in any Person, incurring by the Company or any of its Subsidiaries of any indebtedness for borrowed money, guaranteeing by the Company or any of its Subsidiaries of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(xiv)  knowing waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries, in excess of $25,000 in any one case or $100,000 in the aggregate;

(xv)  commencement or settlement of any lawsuit by the Company or any of its Subsidiaries or commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation involving the Company;

(xvi)  (i) sale or license of any Company Technology or execution of any agreement with respect to the Company Technology with any person or entity or with respect to the Technology of any Person, (ii) purchase or license of any Technology or execution of any agreement with respect to the Technology of any Person, (iii) agreement with respect to the development of any Technology with a third party, or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Technology to the Company or any its Subsidiaries; or

(xvii)  any agreement by the Company, any of its Subsidiaries, or any officer or employee on behalf of the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a)(i) through (a)(xvi).

(b)  Except as set forth in Section 2.9(b) of the Disclosure Schedule, there has not been, occurred or arisen since the date of the Current Balance Sheet:

(i)  any destruction of, damage to or loss of any material assets (whether tangible or intangible) (whether or not covered by insurance), of the Company or any of its Subsidiaries in excess of $50,000 in the aggregate;

(ii)  to the Company’s Knowledge, any loss of any material business, customer or partner;

(iii)  to the Company’s Knowledge, any claim of wrongful discharge or other unlawful labor practice or action asserted against the Company or any of its Subsidiaries; or

(iv)  any event or condition that has had or would be reasonably expected to have a Material Adverse Effect on the Company.

2.10  Tax and Other Returns and Reports.

(a)  Definition of Taxes.    For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance to the extent that they constitute taxes required to be paid to a Governmental Entity), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10 as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10 as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Section 2.10, “Intra-Group Agreement” means any agreement or other arrangement allocating or transferring the liability for any Tax between or among the Company and/or any Subsidiary of the Company where at all times the applicable Subsidiary has been wholly owned by the Company.

(b)  Tax Returns and Audits.

(i)  Each of the Company and its Subsidiaries has prepared and timely filed or caused to be prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) for which the period for timely filing has expired relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii)  Each of the Company and its Subsidiaries: (A) has paid all Taxes it is required to pay and (B) has withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act (“FICA”) and other Taxes required to be withheld.

(iii)  (A) Neither the Company nor its Subsidiaries has been delinquent in the payment of any Tax, (B) nor is there any Tax deficiency outstanding or assessed against the Company or any of its Subsidiaries, and (C) nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)  No audit or other examination of any Return of the Company or its Subsidiaries is currently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v)  As of the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries had any liabilities for unpaid federal, state, local or foreign Taxes which were not accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi)  The Company has provided to Parent or its legal counsel copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company and its Subsidiaries filed for all periods since its inception.

(vii)  There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company or its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii)  Neither the Company nor any of its Subsidiaries has any Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or its Subsidiaries.

(ix)  None of the Company’s or its Subsidiaries’ assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(x)  Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or its Subsidiaries.

(xi)  Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement other than an Intra-Group Agreement, (c) any liability for the Taxes of any person (other than Company or its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. Except as set forth in Section 2.10 of the Disclosure Schedule, there are no written Intra-Group Agreements.

(xii)  Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii)  No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any Taxing authority to the Company or its Subsidiaries or any representative thereof.

(xiv)  Neither the Company nor its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)  Executive Compensation Tax.    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, or, in the case of payments subject to the provisions of Section 404 of the Code, would exceed the amount deductible pursuant to Section 404.

2.11  Restrictions on Business Activities.    There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or reasonably would be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any if its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology (including Company Intellectual Property) or products, or from providing services to, customers or potential customers, or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.12  Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)  Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of the Company’s business (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease.

(b)  The Company has provided Parent or its representatives true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for Leased Real Property or to which either the Company or any of its Subsidiaries is bound other than those identified in Section 2.12 of the Disclosure Schedule. All Lease Agreements are in full force and effect, are valid and enforceable in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies, and there is not any existing default or event of default, no rentals are past due, and no circumstance exists which solely with notice the passage of time or both, would constitute a default under any such Lease Agreement. Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c)  Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed (but excluding all Company Intellectual Property), used or held for use in their respective businesses, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the current use of the property subject thereto or affected thereby.

(d)  Section 2.12(d) of the Disclosure Schedule lists all items of equipment with an original purchase price in excess of $25,000 (the “Equipment”) owned or leased by the Company or any of its Subsidiaries and such Equipment is adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

2.13  Intellectual Property.

(a)  Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property Rights” shall mean Intellectual Property Rights, including any Registered Intellectual Property, that are owned by or exclusively licensed to the Company or its Subsidiaries, including all Intellectual Property Rights identified in Section 2.13 of the Disclosure Schedule.

“Company Technology” shall mean any and all Technology that is owned by or exclusively licensed to the Company or its Subsidiaries.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights arising from or associated with (i) patents and patent applications, and divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing (ii) copyrights, copyright registrations and copyright applications and “moral” rights, (iii) rights in trade and industrial secrets and confidential information, and (iv) trademark, trade names and service mark rights.

“Registered Intellectual Property” shall mean any Technology and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with any state, government or other public legal authority.

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Technology” shall mean any or all of the following: (i) Software or other works of authorship fixed in a tangible medium, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, (v) domain names, web addresses and web sites, and (vi) tools, methods and processes.

(b)  Disclosure of Registered Intellectual Property.    Section 2.13(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any pending proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Registered Intellectual Property.

(c)  No Liens.    Other than Liens listed in Section 2.13(c) of the Disclosure Schedule, each of the Company Intellectual Property Rights listed in Section 2.13(b) of the Disclosure Schedule is free and clear of any Liens except for non-exclusive binary, object or executable code end user licenses granted in the ordinary course of business. The Company (and not any Subsidiary of the Company) is the exclusive owner or exclusive licensee of all Company Intellectual Property Rights.

(d)  Third Party Technology.    Section 2.13(d) of the Disclosure Schedule sets forth all Intellectual Property Rights of a third party or in the public domain, including open source, public source or freeware, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that is currently being used by the Company to develop, modify or support Company Technology, or that is, or was at any time, used in, incorporated into, integrated or bundled with any Software marketed or sold by the Company.

(e)  Acquired Technology.    In each case where Technology has been developed or created independently or jointly by any third party other than the Company or its Subsidiaries for which either the Company or any of its Subsidiaries has paid and where such Technology is included in any Software marketed or licensed by the Company as of the date of this Agreement (the “Acquired Technology”): (i) the Company has a written agreement with such third party or parties with respect thereto pursuant to which the Company has obtained ownership of such Acquired Technology and associated Intellectual Property Rights; (ii) such third parties have not retained and do not have any rights with respect to such Acquired Technology; and (iii) to the Company’s Knowledge, no basis exists for such third party to challenge the Merger on the grounds that it violates such third party’s rights with respect to such Acquired Technology. Section 2.13(e) of the Disclosure Schedule sets forth all agreements with respect to Acquired Technology.

(f)  Exclusive Ownership.    Neither the Company nor any of its Subsidiaries has granted any exclusive license of or exclusive right to use, or transferred joint ownership in, any Company Intellectual Property Rights to any other person.

(g)  Sufficiency.    Other than licenses to the Company of third party Intellectual Property Rights listed in Section 2.13(d) of the Disclosure Schedule, and non-exclusive end user licenses to Company of generally commercially available Software of third parties with license fees less than $10,000, the Company Intellectual Property Rights constitute all the Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company or its Subsidiaries as it currently is conducted.

(h)  Disclosure of Intellectual Property Agreements.    Other than end-user licenses that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (included in Section 2.13(h) of the Disclosure Schedule) (the “Standard End User License”), Section 2.13(h) of the Disclosure Schedule lists all material contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement in which any Company Intellectual Property is assigned or licensed. No third party who has licensed Technology to the Company or any of its Subsidiaries has ownership rights or license rights to improvements made by the Company or any of its Subsidiaries in such Technology.

(i)  Non-Infringement.    The operation of the business of the Company and its Subsidiaries as it currently is conducted, including but not limited to the design, development, use, import, manufacture and sale of the Technology or services of the Company and its Subsidiaries, does not infringe or misappropriate the Intellectual Property Rights of any person or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of Subsidiaries has received any written notice from any person claiming that such operation or any act,

Technology or service of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Company or its Subsidiaries have Knowledge of any basis therefor).

(j)  Validity.    To the Company’s Knowledge, each issued patent and registered trademark included in Company’s Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company or any of its Subsidiaries prior to the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(k)  Disputes.    To the Company’s Knowledge, there are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other person in effect as of the date of this Agreement in which Company Intellectual Property Rights are assigned or licensed and under which there is any pending dispute (other than routine warranty claims arising from any end-user licenses that do not materially differ in substance from the Company’s standard forms of end-user license included in Section 2.13(h) of the Disclosure Schedule) regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(l)  No Springing Rights or Obligations.    Neither the Company nor any of its Subsidiaries has entered into any contract or agreement that requires Company, its Subsidiaries, French Parent, Parent or Merger Sub to (all of the following, “Springing Obligations”): (i) grant any third party any rights or licenses in or to any Intellectual Property Rights; (ii) pay any additional royalties or other amounts to any third party licensors of Intellectual Property Rights granted to the Company or any of its Subsidiaries; or (iii) be bound by a non-compete or other material restriction on the operation or scope of its business; where such party would not be bound by such Springing Obligation but for such parties entering into this Agreement and consummating the transactions contemplated by this Agreement.

(m)  Third Party Infringement.    To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property Rights; provided that the foregoing will not be deemed to include any representation as to non-infringement by any third party of any rights in any issued patents, or any patents issuing upon any patent application, included in the Company Intellectual Property Rights.

(n)  Effort to Protect Rights.    Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect their respective rights in confidential information and to protect the trade secrets of the Company or any of its Subsidiaries provided by any other person to the Company. Without limiting the foregoing, each of the Company and its Subsidiaries has entered into a confidentiality agreement substantially in the Company’s or Subsidiary’s standard forms with each employee, consultant and contractor of the Company or such Subsidiary who has made contributions to the creation or development of any Company Technology included in any Software marketed or licensed by the Company or its Subsidiaries, as applicable, as of the Closing Date.

(o)  No Orders or Decrees.    To the Company’s Knowledge, no Company Intellectual Property Right is subject to any pending proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may adversely affect the validity, use or enforceability of such Company Intellectual Property Right.

(p)  Government and University Rights.    No government funding, and no facilities of a university, college, or other educational institution or research center was used in the development of any Company Technology. To the knowledge of Company and its Subsidiaries, no current or former employee of the Company or any of its Subsidiaries who made contributions to the creation or development of any Company Technology included in any Software marketed or licensed as of the Closing Date, performed services for the government, a university, college, or other educational institution, or a research center, while such employee was also an employee of the Company.

(q)  Maintenance and Support Obligations.    Except for those agreements specified in Section 2.13(q) of the Disclosure Schedule, all of the agreements pursuant to which the Company or any of its Subsidiaries are obligated to provide maintenance or support services are in all material respects in the standard form of maintenance and support agreement included in Section 2.13(q) of the Disclosure Schedule. Neither Company nor its Subsidiaries has entered into any contracts or agreements with obligations outstanding as of the Closing Date requiring Company or its Subsidiaries to: (i) develop, or provide to third party licensees with, any Software with features or functionalities in addition to those made generally available to licensees (A) under the standard form of maintenance and support agreement included in Section 2.13(q) of the Disclosure Schedule, or under the Standard End User License or (B) pursuant to customization performed for a fee under consulting services made generally available to licensees; or (ii) provide support for any operating systems or platforms other than those listed in Section 2.13(q) of the Disclosure Schedule.

2.14  Agreements, Contracts and Commitments.

(a)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or is bound by:

(i)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, as a whole;

(ii)  any agreement containing a “most favored nation” pricing clause granted by the Company or any of its Subsidiaries;

(iii)  any agreement providing for, or containing provisions related to, indemnification, contribution or guaranties other than agreements entered into in the ordinary course of business in connection with the sale of goods or services;

(iv)  except for the establishment and implementation of the Company Severance Plan, the Parent Severance Plan, the Retention Plan and the Escrow Payment Plan and the payment of severance or other benefits pursuant to Section 5.13 or pursuant to the Change of Control Letter Agreements, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson other than agreements, contracts or commitments that provide for “at will” employment and do not contain provisions related to bonus, severance or similar termination pay or change of control benefits;

(v)  except for the establishment and implementation of the Company Severance Plan, the Parent Severance Plan, the Retention Plan and the Escrow Payment Plan and the payment of severance or other benefits pursuant to Section 5.13 or pursuant to the Change of Control Letter Agreements, any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, solely by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)  any fidelity or surety bond or completion bond;

(vii)  any lease of personal property having a value in excess of $10,000 individually or, with respect to the Company and its Subsidiaries as a whole, $25,000 in the aggregate;

(viii)  any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or, with respect to the Company and its Subsidiaries as a whole, $100,000 in the aggregate;

(ix)  any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practices;

(x)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments providing for the borrowing of money or extension of credit;

(xi)  distribution, joint marketing, joint venture or development agreement;

(xii)  any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor agreement; or

(xiii)  any other agreement, contract or commitment that involves $15,000 individually or, with respect to the Company and its Subsidiaries as a whole, $25,000 in the aggregate or more and which is not cancelable without penalty upon less than thirty (30) days’ notice.

(b)  The Company has delivered to Parent or its representatives a correct and complete copy of each written agreement (as amended through the date of this Agreement) listed in Section 2.13(h) or 2.14(a) of the Disclosure Schedule. Except for such breaches, violations and defaults, and events that would constitute a breach, violation or default solely with the lapse of time, giving of notice or both, as are all set forth in Section 2.14(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment required to be set forth in Section 2.14(a) of the Disclosure Schedule or Section 2.13(h) of the Disclosure Schedule (any such agreement, contract or commitment, a “Listed Contract”). Except for written amendments (or oral amendments described in written summaries) provided to Parent or its representatives or otherwise made available in the data room at the offices of counsel to Parent, there does not exist any agreement, contract or other arrangement entered into by or on behalf of the Company that alters the terms of any Listed Contract. Each Listed Contract is in full force and effect (except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and, except as otherwise disclosed in Section 2.14(b) of the Disclosure Schedule the Company has no Knowledge of any breach thereunder by any party obligated to the Company or any of its Subsidiaries pursuant thereto.

2.15  Interested Party Transactions.    To the Company’s Knowledge, no officer, or director of the Company or any of its Subsidiaries, or to the Company’s Knowledge, no 5% or greater stockholder of the Company (nor any Affiliate of any of the foregoing), has, directly or indirectly, (i) an economic interest in any entity which furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any contract required to be set forth in Section 2.14(a) of the Disclosure Schedule; provided, however, that in the case of a publicly traded corporation, ownership of no more than one percent (1%) of the outstanding voting stock of such corporation, or, in the case of an entity which is not a publicly traded corporation, ownership of no more than ten percent (10%) of the outstanding voting stock of such other entity shall not be deemed an “economic interest in any entity” for purposes of this Section 2.15.

2.16  Compliance with Laws.    Each of the Company and its Subsidiaries is in compliance in all material respects with, and has not received any written notices nor, to the Company’s Knowledge received any oral notices, of violation with respect to, any Legal Requirement which is in effect as of the date of this Agreement, and to the Company’s Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against the Company or any of its Subsidiaries by any Governmental Entity alleging any failure to so comply. Each of the Company and its Subsidiaries has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company and its Subsidiaries as they are currently conducted.

2.17  Litigation; Proceedings.    There is no action, suit or proceeding of any nature pending or to the Company’s Knowledge threatened against the Company or any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, in their respective capacities as such. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or any of their respective properties (tangible or intangible) or against any of their respective officers or directors by or before any Governmental Entity. Section 2.17 of the Disclosure Schedule sets forth, with respect to such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has challenged or questioned in a writing delivered to the Company or any of its Subsidiaries or otherwise brought to the attention of the Company or any of its Subsidiaries the legal right of the Company or any of its Subsidiaries to conduct their respective operations as they are currently conducted.

2.18  Insurance.    The Company has delivered to Parent or its representatives copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and each of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.19  Minute Books.    The minute books of the Company and each of its Subsidiaries provided to counsel for Parent contain a reasonably accurate summary of each meeting of directors (or committees thereof) or stockholders of the Company and each of its Subsidiaries and actions by written consent of the directors or stockholders of the Company and each of its Subsidiaries between the time of incorporation of the Company or the formation of the applicable Subsidiary, as the case may be, and the date hereof.

2.20  Environmental Matters.

(a)  Hazardous Material.    Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), other than office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b)  Hazardous Materials Activities.    Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.21  Brokers’ and Finders’ Fees.    Except as set forth in Section 2.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Company has provided to Parent or its representatives a copy of all agreements set forth on Section 2.21 of the Disclosure Schedule.

2.22  Employee Matters and Benefit Plans.

(a)  Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)  “ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(ii)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii)  “Company Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA

Affiliate for the benefit of any “Employee” or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation;

(iv)  “DOL” shall mean the Department of Labor;

(v)  “Employee” (where used as a capitalized term) shall mean any current, former, or retired employee, consultant, or director of the Company or any ERISA Affiliate (it being understood that the uncapitalized term “employee” wherever used in this Agreement shall have its commonly understood meaning);

(vi)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii)  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(viii)  “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix)  “IRS” shall mean the Internal Revenue Service;

(x)  “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan”, as defined in Section 3(37) of ERISA; and

(xi)  “Pension Plan” shall refer to each Company Employee Plan which is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA.

(b)  Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law or as required by this Agreement), or to adopt or enter into any Company Employee Plan or International Employee Plan.

(c)  Documents.    The Company has provided to Parent or its representatives correct and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination opinion, notification and advisory letters, all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d)  Employee Plan Compliance.    Except as set forth on Section 2.22(d) of the Disclosure Schedule: (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party of, the material terms of each Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, or any ERISA Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) to the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)  Pension Plans.    Neither the Company nor any ERISA Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)  Multiemployer and Multiple Employer Plans.    At no time has either the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)  No Post-Employment Obligations.    Except as set forth in Section 2.22(g) of the Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason except as may be required by COBRA or any other applicable statute or except for the payment of benefits or claims to terminated Employees where such claims were incurred prior to any termination of employment, and other than commitments made which would not involve any future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by COBRA or any other applicable federal, foreign, state or local statute.

(h)  Health Care Compliance.    Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i)  Effect of Transaction.    Except as provided in Section 2.22(i) of the Disclosure Schedule and as expressly required by this Agreement or as otherwise required by applicable foreign, federal, state or local law, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j)  Employment Matters.    The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(k)  Labor.    No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company or any of its Subsidiaries. The Company has never engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(l)  International Employee Plan.    Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FRENCH PARENT, PARENT, AND
MERGER SUB

French Parent, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1  Organization, Standing and Power.    French Parent is a corporation (société anonyme) duly organized, validly existing and in good standing under the laws of the Republic of France. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of French Parent, Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Each of French Parent and Parent is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on French Parent or Parent, as applicable. Each of French Parent and Parent has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2  Authority.    French Parent, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of French Parent, Parent and Merger Sub. This Agreement and each of the Related Agreements to which French Parent, Parent or Merger Sub is a party have been or will be duly executed and delivered by each of French Parent, Parent and Merger Sub, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of French Parent, Parent and Merger Sub, as applicable, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. For all purposes of this Agreement, the term “Related Agreements” shall mean the Support Agreements, the Non-Competition Agreements and the Certificate of Merger.

3.3  Legal Proceedings.

(a)  There is no action, suit or proceeding of any nature pending (or, to the knowledge of French Parent or Parent, threatened) against French Parent, Parent or Merger Sub that would materially and adversely affect the ability of French Parent, Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement.

(b)  There is no order, writ, injunction or judgment to which French Parent, Parent or Merger Sub is subject that would materially and adversely affect the ability of French Parent, Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement.

(c)  To the knowledge of each of Parent and French Parent, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to French Parent, Parent, Merger Sub or any other Affiliate of Parent is pending or threatened, other than any investigation or review that would not materially and adversely affect the ability of French Parent, Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement.

3.4  Non-Contravention; Consents.    Except for violations and defaults that would not materially and adversely affect the ability of French Parent, Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by French Parent, Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub or similar charter or organizational documents of French Parent; (b) cause a violation by French Parent, Parent or Merger Sub of any Legal Requirement applicable to French Parent, Parent or Merger Sub; or (c) cause a default on the part of French Parent, Parent or Merger Sub under any contract. Except as may be required by Delaware Law or the HSR Act and the comparable laws of other jurisdictions and except as contemplated by this Agreement neither French Parent, Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by French Parent, Parent or Merger Sub or the consummation by French Parent, Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect the ability of French Parent, Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement.

3.5  Financing.    French Parent has available cash resources and financing in an amount sufficient to consummate the Merger, evidence of which is publicly available, and has supplied or will supply such cash resources and financing to Parent in a timely manner to enable Parent to consummate the Merger on the terms set forth herein.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business of the Company.    During the period from the date of this Agreement and continuing until the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to the provisions of Section 8.1, the Company agrees (except (i) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), or (ii) as disclosed in Section 4.1 of the Disclosure Schedule, or (iii) for specific actions or specific other matters expressly contemplated by this Agreement) to carry on the business of the Company and its Subsidiaries in the ordinary course, to pay the debts and Taxes of the Company and its Subsidiaries when due, to pay or perform other obligations when due, to comply in all material respects with applicable laws, rules and regulations, and to use its commercially reasonable efforts in the ordinary course of business consistent with past practice and policies to preserve intact the present business organization of the Company and its Subsidiaries, keep available the services of the Company’s and its Subsidiaries’ present officers, Key Executives and Key Employees and preserve the Company’s and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company and its Subsidiaries. Except for specific actions or specific other matters expressly contemplated by this Agreement or as disclosed in Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)  enter into any commitment or transaction (other than pursuant to existing obligations) not in the ordinary course of business or contemplating or involving the expenditure by the Company or any of its Subsidiaries of an amount in excess of $25,000 (in any one case) or, with respect to the Company and its Subsidiaries as a whole, $50,000 (in the aggregate);

(b)  transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to Company Intellectual Property (including the license thereof) with any Person (in either case other than pursuant to Standard End-User Licenses or otherwise in the ordinary course of business);

(c)  hire or terminate any employees or consultants (other than terminations for cause and other than hiring consultants who are paid reasonable compensation, provided the aggregate compensation paid to all such consultants hired without the consent of Parent does not exceed $100,000 in the aggregate) or encourage any employees to resign from the Company or any of its Subsidiaries;

(d)  enter into, or amend in any material respects adverse to the Company or any of its Subsidiaries, any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company or any of its Subsidiaries or any agreements that restrict the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(e)  amend or otherwise modify (or agree to do so) or violate the terms of, any of the agreements set forth in the Disclosure Schedule;

(f)  commence any litigation (except actions commenced in the ordinary course of business against third parties that are not customers of the Company or any of its Subsidiaries) or settle any litigation;

(g)  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Subsidiary Ownership Interests, or split, combine or reclassify any Company Capital Stock or Subsidiary Ownership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Capital Stock or Subsidiary Ownership Interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or Subsidiary Ownership Interests (or options, warrants or other rights exercisable therefor) other than in accordance with agreements relating to Company Options or restricted stock agreements; provided, however, that this Section 4.1(g) shall not apply to the conversion of Company Preferred Stock or the exercise of Company Options;

(h)  except for the issuance of shares of Company Capital Stock upon exercise or conversion of currently outstanding Company Options or Company Preferred Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or Subsidiary Ownership Interests or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(i)  cause or permit any amendments to the articles of incorporation or bylaws or other organizational documents, as the case may be, of the Company or any of its Subsidiaries except solely to the extent necessary to enable the Company to consummate the Merger;

(j)  cause or permit any changes to the Company’s or any of its Subsidiaries’ capital structure;

(k)  acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(l)  except as permitted pursuant to Section 4.1(b), sell, lease, license or otherwise dispose of any of the Company’s or its Subsidiaries properties or assets, except for immaterial sales, leases, licenses or other dispositions in the ordinary course of business consistent with past practices or as required by agreements and arrangements listed on the Disclosure Schedule existing as of the date of this Agreement, or grant any security interest in such assets or properties;

(m)  grant any loan to any Person, incur any indebtedness or guarantee any such indebtedness or issue or sell any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(n)  grant any severance or termination pay to any director, officer or employee, except payments made pursuant to written agreements or plans listed on Section 2.14(a)(v) of the Disclosure Schedule;

(o)  adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

(p)  revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(q)  pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or, with respect to the Company and its Subsidiaries as a whole, $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against in the Company Financial Statements (or the notes thereto) or (ii) in the ordinary course of business;

(r)  make or change any material election with respect to Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement to settle or settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)  enter into any strategic alliance, joint development or joint marketing agreement;

(t)  fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(u)  Knowingly waive or enter into a binding commitment to waive any rights with a value in excess of $15,000 (in any one case) or, with respect to the Company and its Subsidiaries as a whole, $25,000 (in the aggregate);

(v)  enter into any contract or transaction in which any director or officer of the Company or any of its Subsidiaries (or any member of the immediate family or such director or officer) has an interest; or

(w)  take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

4.2  No Solicitation.

(a)  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company shall not, nor shall the Company permit any of its officers, directors, agents, representatives or affiliates to, nor shall it authorize any of its employees or stockholders to, and it shall use commercially reasonable efforts not to permit any of its employees to, directly or indirectly, solicit, initiate or knowingly encourage any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any Person (other than discussions with Parent) in connection with any potential acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of any material portion of the stock or assets of the Company (collectively, “Company Acquisition Proposal”).

(b)  The Company agrees that any negotiations with a third party for such an acquisition, merger or consolidation in progress as of the date hereof will be terminated or suspended during such period. The Company will notify Parent promptly, and in any event within one (1) Business Day, following its receipt of any Company Acquisition Proposal. Upon any officer or director of the Company becoming aware that any employee or stockholder has solicited, initiated, or knowingly encouraged negotiations in connection with a Company Acquisition Proposal, the Company shall (i) notify Parent and (ii) cause such actions by such employee or stockholder to be terminated. In no event will the Company accept or enter into an agreement providing for any such third party acquisition, merger or consolidation prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Solicitation of Written Consent; Notice of Dissenters’ Rights.

(a)  As promptly as practicable after the date hereof, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for the adoption of this Agreement and the approval of the principal terms of the Merger and the approval of any other transactions contemplated by this Agreement that require such approval by written consent as provided by Delaware Law, California Law and its certificate of incorporation and bylaws. The Company shall use its reasonable efforts to solicit and obtain the written consent of all its stockholders approving the adoption of this Agreement and the principal terms of the Merger as promptly as practicable. The materials submitted to the Company’s stockholders shall be subject to reasonable review and approval by Parent and shall include all information necessary under applicable law to obtain the valid adoption of the Agreement and approval of the principal terms of the Merger by the Company’s stockholders, including information regarding the Company, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby.

(b)  As promptly as practicable after the date hereof, the Company shall submit for approval by its stockholders by the requisite vote any payments or benefits that may not be deductible by reason of Section 280G of the Code in a manner which meets the reasonable approval of Parent and in a manner which, subject to obtaining the requisite vote, would satisfy all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder.

(c)  As promptly as practicable following the adoption of this Agreement and approval of the principal terms of the Merger by the Company’s stockholders, the Company shall, consistent with the applicable provisions of Delaware Law and California Law, notify each holder of Company Capital Stock that this Agreement has been adopted and that the principal terms of the Merger have been approved by the Company’s stockholders and that appraisal and dissenters’ rights are available under Delaware Law and California Law, respectively. The notice to be delivered to the Company’s stockholders shall be subject to reasonable review and approval by Parent.

5.2  Access to Information.    The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 8.1, to (a) all of the Company’s and its Subsidiaries properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.3  Confidentiality.    The Nondisclosure Agreement dated as of June 5, 2002 by and between French Parent and the Company (the “NDA”) shall continue to be binding upon the parties in accordance with its terms, and Parent and Merger Sub shall be bound by the terms thereof to the same extent as French Parent is bound by the terms thereof, as if each of them were a party thereto.

5.4  Expenses.    Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. If the Merger is consummated, French Parent or Parent shall pay, or shall cause the Surviving Corporation to pay, any Transaction Expenses not paid by the Company prior to Closing promptly following receipt of an invoice in respect thereof.

5.5  Public Disclosure.    Unless otherwise required by law (including federal and state securities laws), or, as to French Parent, by the rules and regulations of the National Association of Securities Dealers, Inc. and the Premier Marché of Euronext Paris, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld or delayed.

5.6  Consents and Approvals.    The Company, French Parent and Parent shall use their respective commercially reasonable efforts to obtain the consents, waivers and approvals (i) from Governmental Entities, and shall coordinate in their preparation and submission of any documents, presentations or briefings, as may be required in connection with the Merger, including HSR approval, and (ii) under any of the Listed Contracts as may be required in connection with the Merger, and all other consents, waivers and approvals set forth in the Disclosure Schedule, so as to preserve all rights of and benefits to the Company thereunder.

5.7  FIRPTA Compliance.    On or prior to the Closing Date, the Company shall deliver to Parent a statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) validly executed by a duly authorized officer of the Company.

5.8  Commercially Reasonable Efforts.    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to cause the conditions set forth in Article VI to be satisfied, and to promptly take, or cause to be taken, such other commercially reasonable actions, and to promptly do, or cause to be done, such other commercially reasonable things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Subsidiaries or

Affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates of the Company or its Subsidiaries, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.9  Notification of Certain Matters.

(a)  The Company shall give prompt notice to Parent after the Company obtains Knowledge of (i) any representation or warranty of the Company contained in this Agreement becoming untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any such notice shall not limit or otherwise affect any remedies available to Parent or be deemed to amend or supplement the Disclosure Schedule. Without implying that the failure by the Company to notify Parent of any particular event required to be disclosed pursuant to clause (i) of this Section 5.9(a) would otherwise constitute the failure of an agreement or covenant hereunder to be performed or complied with in any material respect for purposes of Section 6.3(b), it is specifically agreed that no such failure shall constitute the failure of an agreement or covenant hereunder to be performed or complied with in any material respect for purposes of Section 6.3(b) where the event required to be disclosed pursuant to clause (i) of this Section 5.9(a) does not result in the failure of the condition set forth in Section 6.3(a) to be satisfied.

(b)  Each of French Parent and Parent shall give prompt notice to the Company after French Parent or Parent, as applicable, obtains Knowledge, of (i) any representation or warranty of French Parent, Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate at or prior to the Effective Time and (ii) any failure of French Parent, Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of such notice shall not limit or otherwise affect any remedies available to the Company. Without implying that the failure by the French Parent, Parent or Merger Sub to notify the Company of any particular event required to be disclosed pursuant to clause (i) of this Section 5.9(b) would otherwise constitute the failure of an agreement or covenant hereunder to be performed or complied with in any material respect for purposes of Section 6.2(b), it is specifically agreed that no such failure shall constitute the failure of an agreement or covenant hereunder to be performed or complied with in any material respect for purposes of Section 6.2(b) where the event required to be disclosed pursuant to clause (i) of this Section 5.9(b) does not result in the failure of the condition set forth in Section 6.2(a) to be satisfied.

5.10  Additional Documents and Further Assurances.    Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other commercially reasonable acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.11  Termination of 401(k) Plan.    Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a cash or deferred arrangement intended to qualify under Code Section 401(k) (the “401(k)

Plans”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the applicable board of directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent.

5.12  Retention Plan; Escrow Payment Plan; Parent Severance Plan.    Prior to the Closing, Parent (a) shall (i) establish and adopt the Retention Plan in substantially the form attached as Exhibit C hereto, (ii) in connection with the adoption of such plan, grant participation units to each participant as provided in Schedule 5.12(a), and (iii) have delivered a participation notice under such plan to each participant; (b) shall (i) establish and adopt the Escrow Payment Plan in substantially the form attached as Exhibit D hereto, (ii) in connection with the adoption of such plan, grant participation units to each participant as provided in Schedule 5.12(a), and (iii) have delivered a participation notice under such plan to each participant; and (c) shall establish and adopt the Parent Severance Plan.

5.13  Company Severance Plan; Terminations; Change of Control Letters.    Prior to Closing the Company shall (i) establish and adopt the Company Severance Plan, (ii) immediately prior to the Closing, terminate all employees who have not received (and were not required to have received) an offer of employment from Parent, (iii) subject to the limitations set forth in Section 5.18, satisfy all obligations under the Company Severance Plan to the persons referred to in clause (ii) hereof, (iv) satisfy its obligations under the Change of Control Letter Agreements, and (v) immediately prior to Closing, pay to employees of the Company (other than those with whom the Company has a Change of Control Letter Agreement), in addition to such amounts as are to be paid pursuant to the Company Severance Plan, an aggregate of $921,342, to be apportioned among such employees substantially as contemplated by the Company and Parent as of the date of this Agreement.

5.14  Employees.    (a) The Company shall cooperate with Parent to assist Parent in soliciting the employment, beginning at a reasonable time prior to the Closing Date mutually agreed to by Parent and Company, of each Company employee or consultant designated by Parent for this purpose and (b) not fewer than five (5) days prior to the Closing Date, Parent shall offer at-will employment (with Parent or the Surviving Corporation) to each Key Employee and Key Executive on terms that are substantially similar to similarly situated employees of Parent and that provide for (i) base pay in an amount not less than the base pay paid to such Key Employee and Key Executive by the Company as of the date hereof (which base pay is set forth in Schedule 5.14), (ii) variable compensation on terms substantially similar to similarly situated employees of Parent, (iii) participation in the Retention Plan in an amount not substantially different than contemplated by Parent and the Company as of the date of this Agreement, (iv) participation in the Escrow Payment Plan, (v) participation in the Parent Severance Plan, and (vi) employment at a location not more than thirty (30) miles from such Key Employee’s or Key Executive’s current office.

5.15  Financial Statements.    The Company shall, and shall cause its independent auditors to, reasonably cooperate with and assist Parent and its independent auditors in the preparation of financial statements of the Company sufficient for the requirements of the U.S. Securities and Exchange Commission to enable French Parent to timely comply with its reporting obligations under the U.S. federal securities laws following the Effective Time.

5.16  Employee Benefits.    From and after the Effective Time, Parent shall take all actions as are necessary to allow employees of the Company who continue their employment with the Surviving Corporation or who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent to the same extent as similarly situated employees of Parent, as soon as practicable after the Effective Time. Without limiting the generality of the foregoing, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries (or any predecessor company) of each of the Continuing Employees in connection with all employee benefit plans of Parent or its Subsidiaries in which employees of Parent comparably situated to the Continuing Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for eligibility purposes or benefit accruals under any sabbatical plan). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company or its subsidiaries) under any group health plans of Parent or its affiliates to be waived with respect to Continuing Employees and their eligible dependents and (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made.

5.17  Indemnification of Directors and Officers.

(a)  Each of French Parent and Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement listed in Section 5.17 of the Disclosure Schedule currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Certificate of Incorporation and By-Laws of the Company as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 5.17(a) shall be referred to as, collectively, the “Company Indemnified Parties”). The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company Charter and the Company By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Company Indemnified Party. The indemnification to be provided under this Section 5.17(a) to a Company Indemnified Party shall not apply to any claim by an Indemnified Party (as defined in Section 7.2) against a Company Indemnified Party pursuant to the terms of this Agreement or any other agreement contemplated by this Agreement.

(b)  For a period of six (6) years after the Effective Time, each of French Parent and Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect, for the benefit of all persons covered thereby, the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) (the “Continuing Coverage”) only with respect to claims arising from facts or events which occurred at or before the Effective Time, provided that, in no event shall the Surviving Corporation be required to expend, or to cause any other Person to expend annually, in excess of 175% of the annual premium currently paid by the Company (the “Premium Limit”) for such coverage, provided further, that if Continuing Coverage can not be obtained in any given year for the Premium Limit, then each of French Parent and Parent shall cause the Surviving Corporation to obtain for such year policies of as much coverage and amounts as may be obtained for such Premium Limit and containing to the extent practicable terms and conditions which are no less advantageous to former officers and directors of the Company than the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company.

5.18  Releases.    The Company shall use commercially reasonable efforts to cause each individual receiving a payment under the Company Severance Plan to execute and not revoke a general release of claims in a form reasonably acceptable to Parent prior to receiving such payment.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)  No Injunctions or Restraints; Illegality; HSR Act.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by Governmental Entity seeking any of the foregoing be overtly threatened or pending. All waiting periods under the HSR Act, or any other material applicable foreign competition or similar law, shall have expired or been terminated early.

(b)  Stockholder Approval.    This Agreement shall have been adopted and the principal terms of the Merger shall have been approved by the requisite vote of the holders of the Company Capital Stock under Delaware Law, California Law and the Company’s certificate of incorporation and bylaws.

6.2  Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties.    The representations and warranties of French Parent, Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date, provided, however, that this Section 6.2(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Material Adverse Effect on Parent as of the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of French Parent, Parent and Merger Sub all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b)  Agreements and Covenants.    French Parent, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

6.3  Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of French Parent, Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date, provided, however, this Section 6.3(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Material Adverse Effect on the Company as of the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Parent shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(b)  Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and Parent shall have received a certificate to such effect signed on behalf of the Company, by a duly authorized officer of the Company.

(c)  Certificate of Secretary.    Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying that a true and correct copy of the following documents is attached thereto: (A) the certificate of incorporation and the bylaws of the Company; (B) the resolutions of the Board of Directors of the Company approving this Agreement and the Merger; (C) a schedule setting forth the number of issued and outstanding shares of each Series of Company Preferred Stock and Company Common Stock as of the date of the Closing (the “Closing Capitalization Certificate”); and (D) if required by Section 5.11, the resolutions of the Board of Directors of the Company authorizing the termination of the 401(k) Plan(s), and further certifying that the Company’s stockholders have approved the adoption of this Agreement and the principal terms of the Merger.

(d)  Non-Competition Agreements.    The Non-Competition Agreements shall be in full force and effect, except where the failure to be in full force and effect was caused, or agreed to, by Parent, French Parent or Merger Sub.

(e)  New Employment Arrangements.    (i) Provided that Parent shall have offered employment to each of the Key Executives in accordance with Section 5.14 hereof, each of the Key Executives shall have executed offer letters offering “at will” employment to such individuals provided to them pursuant to Section 5.14, and shall be employees of the Company or its Subsidiaries immediately prior to the Effective Time and (ii) subject to the proviso below, at least ten (10) of the Key Employees shall have executed offer letters offering “at will” employment to such individuals provided to them pursuant to Section 5.14, and shall be employees of the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that the number of Key Employees who are required to have executed such offer letters in order for the condition in clause (ii) hereof to be satisfied shall be reduced on a one-for-one basis by the number of Key Employees to whom Parent shall have failed to offer employment pursuant to Section 5.14 hereof.

(f)  Third-Party Consents.    The Company shall have obtained, and Parent shall have received, all consents, waivers and approvals required to be obtained in connection with the Merger or the other transactions contemplated by this Agreement where the failure to obtain such consent, waiver, or approval would reasonably be expected to have a Material Adverse Effect on the Company.

(g)  Termination of 401(k) Plan.    Parent shall have received from the Company evidence that the 401(k) Plan(s) has been terminated pursuant to a resolution of the applicable board of directors, effective not later than the date immediately preceding the Closing Date.

(h)  No Material Adverse Effect.    There shall not have occurred any Material Adverse Effect with respect to the Company since the date of this Agreement.

(i)  Certificate of Change of Control Payments.    Parent shall have received from the Company a certificate, duly executed by a duly authorized officer of the Company, certifying that the amounts referenced in the Change of Control Letter Agreements were paid in full immediately prior to Closing, and each Change of Control Letter Agreement shall be in full force and effect, except where the failure to be in full force and effect was caused, or agreed to, by Parent, French Parent or Merger Sub.

(j)  No Litigation.    There shall be no action, suit or proceeding pending, or overtly threatened, against the Company or any of its Subsidiaries, their respective properties or any of their respective officers or directors arising out of, or connected with, the Merger or the other transactions contemplated by the terms of this Agreement which is more likely than not to be decided in a manner adverse to the Company or any of its Subsidiaries, and that if decided in such an adverse manner, would reasonably be expected to have a Material Adverse Effect on the Company, or a Material Adverse Effect on Parent or French Parent, as applicable.

(k)  Legal Opinion.    Parent shall have received a legal opinion from Cooley Godward, legal counsel to the Company, in form and substance reasonably satisfactory to counsel to Parent covering the matters set forth on Exhibit E.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1  Survival of Representations and Warranties.    All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period ending at 5:00 p.m., California time, on the date which is eighteen (18) months following the Closing Date (the “Expiration Date”).

7.2  Indemnification.    The Stockholder Escrow Fund (as defined in Section 7.3(a)) and the Employee Escrow Fund (as defined in Section 7.3(b)) (collectively, the “Escrow Funds”) shall be available, from and after the Closing, to indemnify and hold French Parent, Parent and their respective officers, directors, employees, agents and affiliates, including the Surviving Corporation, (the “Indemnified Parties”) harmless against (i) all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred, directly or indirectly, by any of the Indemnified Parties, as a result of any inaccuracy or breach of any representation or warranty of the Company contained herein (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this Section 7.2, (A) such representations and warranties shall be deemed to have been made as of the date of this Agreement and, except for the representations and warranties made in Sections 2.9(b)(i)-(iii) and 2.17 (which shall only be deemed to have been made as of the date of this Agreement), as of the Closing, and except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall be deemed to have been made only as of such date, and (B) all qualifications based on the word “material” (other than “Material Adverse Effect” qualifications) contained in such representations and warranties shall be disregarded), (ii) all Losses incurred, directly or indirectly by any of the Indemnified Parties as a result of any failure by the Company to perform or comply with any covenant contained herein that is required to be performed or complied with by the Company prior to the Closing (it being understood that, for purposes of determining any failure by the Company to perform or comply with any covenants under this Section 7.2 all qualifications using the word “material” contained in such covenants (except in Section 5.9) shall be disregarded), (iii) any Dissenting Share Expenses, (iv) any Excess Dissenting

Share Payments, (v) any Technology Party Losses (as defined in and subject to Section 7.5), (vi) (A) if the amount set forth in the Transaction Expense Certificate exceeded $900,000, the amount by which the aggregate Transaction Expenses exceeds the amount set forth in the Transaction Expense Certificate and (B) if the amount set forth in Transaction Expense Certificate was less than $900,000, the amount by which aggregate Transaction Expenses exceeds $900,000 or (vii) all Losses incurred, directly or indirectly, by any of the Indemnified Parties as a result of the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time and entitled to receive cash in exchange therefor pursuant to Section 1.7(a) exceeding the number of such shares as set forth in the Closing Capitalization Certificate. Notwithstanding the foregoing, (A) with respect to clauses (i), (ii) and (iii) of this Section 7.2 only, there shall be no right to indemnification unless and until Officers Certificates (as defined in Section 7.3(e) below) identifying aggregate indemnifiable Losses in excess of $250,000 (the “Deductible Amount”) have been delivered to the Stockholder Agent, in which event the Indemnified Parties shall be entitled to recover only such Losses exceeding the Deductible Amount or (B) with respect to clauses (i) and (ii) of this Section 7.2 only, there shall be no right to indemnification with respect to any individual Loss, or series of related Losses, that does not exceed $10,000. No Company Stockholder shall have any right of contribution from Parent or Company with respect to any Loss claimed by Parent; provided, however, that the foregoing shall not limit the utilization of the Employee Escrow Fund in accordance with the terms of this Agreement.

7.3  Escrow Arrangements.

(a)  Establishment of Stockholder Escrow Fund.    At the Effective Time, Parent shall deposit the Stockholder Escrow Amount with U.S. Bank N.A. (or another institution acceptable to Parent and the Stockholder Agent (as defined in Section 7.3(g) below)), as Escrow Agent (the “Escrow Agent”), such deposit, together with any accrued interest thereon, to constitute an escrow fund (the “Stockholder Escrow Fund”) to be governed by the terms set forth herein. The cash in the Stockholder Escrow Fund will be invested in money market funds or the equivalent as directed by Parent. In the absence of written direction from Parent, the Escrow Agent shall invest the Stockholder Escrow Fund in a U.S. Bank money market account. For tax reporting and withholding purposes, all income earned on the cash in the Stockholder Escrow Fund shall be treated as income earned by the parties in accordance with Proposed Treasury Regulation Section 1.468B-8 and shall be reported by the Escrow Agent as income to such parties in accordance with Proposed Treasury Regulation Section 1.468B-8. Notwithstanding the foregoing, fifteen (15) days following the last day of each calendar quarter prior to the “determination date” as such term is defined in Proposed Treasury Regulation Section 1.468B-8, Parent shall be entitled to an interest-free tax loan from the Stockholder Escrow Fund equal to forty percent (40%) of the income reportable to Parent for such quarter (a “SEF Tax Loan”). For all purposes of this Agreement, all SEF Tax Loans shall be deemed to remain a part of the Stockholder Escrow Fund until such SEF Tax Loans are paid or deemed paid. In the event Parent is entitled to a payment from the Stockholder Escrow Fund pursuant to Section 7.3(e), the amount of such payment shall first be made by canceling a portion of the SEF Tax Loans in an amount equal to the lesser of (x) the amount of such payment and (y) the amount of any outstanding SEF Tax Loans previously received by Parent and not previously credited against a payment due Parent pursuant to Section 7.3(e). On the final winding up of the Stockholder

Escrow Fund, if there remains a balance due on the SEF Tax Loans, Parent shall promptly repay the remaining balance of such SEF Tax Loans to the Stockholder Escrow Fund.

(b)  Establishment of Employee Escrow Fund.    At the Effective Time, Parent shall deposit the Employee Escrow Amount with the Escrow Agent, such deposit, together with any accrued interest thereon, to constitute an escrow fund (the “Employee Escrow Fund”) to be governed by the terms set forth herein. The cash in the Employee Escrow Fund will be invested in money market funds or government securities (or such other investment vehicles as Parent may reasonably determine). In the absence of written direction from Parent, the Escrow Agent shall invest the Employee Escrow Fund in a U.S. Bank money market account. All income earned on the cash in the Employee Escrow Fund shall be distributed quarterly to Parent.

(c)  Escrow Period; Distribution upon Termination of Escrow Period.    Each of the Escrow Funds shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Agent shall retain in the Escrow Funds, in proportion to the ratio of the Stockholder Escrow Percentage (as defined below) to the Employee Escrow Percentage (as defined below), an amount equal to the aggregate dollar amount of unsatisfied claims (as set forth in Officer’s Certificates delivered to the Escrow Agent prior to termination of the Escrow Period). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Stockholder Escrow Fund, together with any accrued interest thereon, and shall deliver to Parent the remaining portion of the Employee Escrow Fund. With respect to the Stockholder Escrow Fund, deliveries of portions of the funds held therein, together with any accrued interest thereon, to the Company Stockholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Escrow Per Share Amounts as finally determined following any Escrow Recalculations.

(d)  Protection of Escrow Funds.    The Escrow Agent shall hold and safeguard the Escrow Funds during the Escrow Period (or such longer period described in Section 7.3(b) in which funds are retained in the Escrow Funds), shall treat such funds as trust funds in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof. The Stockholder Escrow Fund and the Employee Escrow Fund shall be treated as separate and distinct funds by the Escrow Agent, and the funds held in the respective Escrow Funds from time to time shall not be commingled or otherwise combined in any way.

(e)  Claims Upon Escrow Funds.    Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed in good faith by any officer of Parent (an “Officer’s Certificate”): (i) stating that Parent has paid, suffered or otherwise incurred, or reasonably anticipates that it will have to pay, suffer or incur Losses that are indemnifiable under Section 7.2 and a good faith, non-binding, preliminary estimate of the amount of such Losses (and specifying whether paid, suffered or incurred or anticipated to be paid, suffered or incurred); and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or otherwise incurred or on which it is reasonably anticipated that it will be paid, suffered or otherwise incurred, and the nature of the misrepresentation, breach of warranty or covenant or other item to which such item is related and the facts underlying such claim, the Escrow Agent shall, subject in all cases to the provisions of Section 7.3(f): (A) deliver to Parent out of the Stockholder Escrow Fund cash held in the Stockholder Escrow Fund in an amount equal to the product of such Losses and the Stockholder Escrow Percentage (as defined below); and (B) deliver to Parent out of the Employee Escrow Fund cash held in the Employee Escrow Fund in an amount equal to the product of such Losses and the Employee Escrow Percentage (as defined below); provided, however, that, where the basis for a claim upon the Escrow Funds by Parent is that Parent reasonably anticipates that it will have to pay, suffer or incur a Loss, no payment will be made from the Escrow Funds for such Loss unless and until such Loss is actually paid, suffered or incurred and Parent delivers another Officer’s Certificate to that effect.

For purposes hereof, “Stockholder Escrow Percentage” shall mean at any particular time a fraction whose numerator is the amount of funds held in the Stockholder Escrow Fund at such time, and whose denominator is the aggregate amount of funds held in the Stockholder Escrow Fund and the Employee Escrow Fund at such time, and “Employee Escrow Percentage” shall mean at any particular time a fraction whose numerator is the amount of funds held in the Employee Escrow Fund at such time, and whose denominator is the aggregate amount of funds held in the Stockholder Escrow Fund and the Employee Escrow Fund at such time.

(f)  Objections to Claims.    At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent (as defined in Section 7.3(g)), and notwithstanding anything to the contrary in this Agreement, for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any cash from either of the Escrow Funds pursuant to Section 7.3(e) unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash from the respective Escrow Funds in accordance with Section 7.3(e), provided that notwithstanding anything to the contrary in this Agreement, no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(g)  Stockholder Agent; Power of Attorney.

(i)  By virtue of the adoption of this Agreement and approval of the principal terms of the Merger by the stockholders of the Company, and without further act of any stockholder of the Company, the Company Stockholders shall be deemed to have appointed David Strohm as agent and attorney-in-fact (the “Stockholder Agent”) for each Company Stockholder, for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to the Indemnified Parties of cash from the Stockholder Escrow Fund (and indirectly the Employee Escrow Fund) in satisfaction of claims by the Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Stockholder Agent may not be removed unless holders of a two-thirds interest of the Stockholder Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Stockholder Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the Company Stockholders.

(ii)  The Stockholder Agent shall not be liable for any act done or omitted hereunder as the Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholder Escrow Fund shall be available to indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agent.

(iii)  Although actions taken by and decisions made by the Stockholder Agent with respect to the Stockholder Escrow Fund affect the Employee Escrow Fund, it is agreed and acknowledged that the Stockholder Agent is not a fiduciary, agent or other representative of any other party hereto or any of the beneficiaries of the funds in the Employee Escrow Fund or otherwise with respect to the funds in the Employee Escrow Fund, and shall not be liable for any act done or omitted hereunder as the Stockholder Agent by reason of or relating to the impact thereof on the Employee Escrow Fund.

(h)  Actions of the Stockholder Agent.    A decision, act, consent or instruction of the Stockholder Agent with respect to the matters contemplated by Article VII shall constitute a decision of all the Company Stockholders for whom a portion of the Merger Consideration otherwise payable to them is deposited in the Stockholder Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of a Stockholder Agent as being the decision, act, consent or instruction of each such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any Company Stockholder for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

(i)  Third-Party Claims.    In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Funds, Parent shall as promptly as practicable notify the Stockholder Agent of such claim; provided, however, that the failure of Parent to promptly provide such notice shall not affect the right of Parent or the other Indemnified Parties to indemnification hereunder, except to the extent such failure is materially prejudicial to the rights of the Company Stockholders under such claim. Parent will have the right to proceed with the defense of such claims on its own; provided, however, that, except as provided below, the Stockholder

Agent, as representative for the Company Stockholders, shall be entitled (but not required), at the expense of the Company Stockholders payable by the Company Stockholders out of funds other than the Stockholder Escrow Fund, to participate in the defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that (i) Parent shall first consult with Stockholder Agent regarding such settlement, (ii) Parent shall not, without the prior written consent of the Stockholder Agent, settle any demand for appraisal or purchase of Company Capital Stock for an amount that exceeds the amount of Merger Consideration payable pursuant to Section 1.7(a) to the Company Stockholder making such demand and (iii) except with the consent of the Stockholder Agent, no settlement of any such claim with third-party claimants shall be determinative of whether the Indemnified Parties are entitled to indemnification pursuant to this Section 7.2 or the amount of such indemnification, if any. Notwithstanding any provision of this Agreement to the contrary, without the prior written consent of Parent (which consent Parent may withhold in its sole discretion), neither the Stockholder Agent nor any Company Stockholder shall be permitted to participate in the defense of any claims, disputes, disagreements or proceedings involving the Technology Party if Parent, French Parent or any other Indemnified Party (other than the Surviving Corporation) is a party to, or involved in, a claim, dispute, disagreement or proceeding with the Technology Party.

(j)  Escrow Agent’s Duties.

(i)  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii)  The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law and arbitrators decisions, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitrator decision, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrator decision being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)  The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)  In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)  If any controversy arises between the parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement or its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and Merger Consideration and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent shall not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which Parent agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)  Parent shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement (“Escrow Agent Loss”), including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, that Parent shall be reimbursed for one-half of the aggregate Escrow Agent Losses from any amounts remaining in the respective Escrow Funds, such reimbursement to be allocated between the Stockholder Escrow Fund and the Employee Escrow Fund in the proportion that the Stockholder Escrow Percentage bears to the Employee Escrow Percentage.

(viii)  The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Agent shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Stockholder Agent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

(k)  Fees.    All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation.

7.4  Remedies.    The Escrow Funds shall be the sole and exclusive right and remedy of Parent and the other Indemnified Parties for claims pursuant to Section 7.2. Notwithstanding the foregoing, in the event that it is determined by a court in a final judgment (i) that any of the Indemnified Parties has paid, suffered or otherwise incurred, directly or indirectly, a Loss as a result of a fraud committed upon Parent by the Company or any of the Company’s officers, directors, agents, representatives or affiliates in connection with this Agreement or the transactions contemplated hereby and that is otherwise indemnifiable under Section 7.2 but which but for this Section 7.4 would not be recoverable hereunder due to the exhaustion of the funds in the Escrow Funds (from which the Indemnified Parties will first seek recovery for any such Loss) (“Fraud Loss”), and (ii) that with respect to a particular Company Stockholder, such Company Stockholder (or any officer, board observer or director of the Company who is an officer, director, employee, agent, representative or partner of such Company Stockholder or any Person controlling such Company Stockholder) (a) committed or participated in the commission of such fraud on Parent, (b) had actual knowledge of such fraud at or prior to the date of this Agreement or (c) obtains actual knowledge of such fraud at or prior to the Effective Time and Parent is not informed in writing of such fraud at or prior to the Effective Time; then each Company Stockholder to which clause (ii) above is applicable (“Responsible Stockholder”) shall be obligated to indemnify the Indemnified Parties for a portion of such Fraud Loss in an amount equal to the lesser of (A) the amount of cash actually paid to such Responsible Stockholder pursuant to Section 1.7(a) net of its contribution to the Stockholder Escrow Fund and reduced by the amount of any other Fraud Loss for which such Responsible Stockholder is responsible (“Net Remaining Cash”), or (B) the product of (A) the amount of any such Fraud Loss, and (B) a fraction whose numerator is the Net Remaining Cash of such Responsible Stockholder and whose denominator is the aggregate Net Remaining Cash of all

Responsible Stockholders with respect to such Fraud Loss. Without limiting the foregoing, nothing herein shall prevent Parent from bringing a common law action for fraud against any Person whose own fraud has caused Parent to incur Losses or limiting the Losses recoverable by Parent in such common law action, provided that no Indemnified Party shall be entitled to recover more than once for the same Loss. The Company Stockholders, by adopting this Agreement and approving the principal terms of the Merger, acknowledge and agree that they are liable for Fraud Loss to the extent provided in this Section 7.4.

7.5  Special Provisions Relating to Technology Party.    Notwithstanding anything to the contrary in this Agreement, resort to cash in the Stockholder Escrow Fund in an amount not greater than two-thirds (2/3) of the Stockholder Escrow Amount and cash in the Employee Escrow Fund in an amount not greater than two-thirds (2/3) of the Employee Escrow Amount in accordance with the provisions of this Article VII, in proportion to the ratio of the Stockholder Escrow Percentage to the Employee Escrow Percentage, shall be the sole and exclusive right and remedy of Parent and the other Indemnified Parties for all Technology Party Losses for which Parent and the other Indemnified Parties are entitled to indemnification pursuant to Section 7.2(v), provided that, in the event that Parent is itself a party to any legal proceedings or involved in any settlement discussions or negotiations with the Technology Party at any time during the Dispute Period, and, as a party to such legal proceeding or participant in such settlement discussions or negotiations, Parent alleges or has alleged that Technology Party has infringed or is required to license the patents of Parent or French Parent (a “Parent IP Allegation”), (i) resort to cash in the Stockholder Escrow Fund in an amount not greater than one-third (1/3) of the Stockholder Escrow Amount and cash in the Employee Escrow Fund in an amount not greater than one-third (1/3) of the Employee Escrow Amount in accordance with the provisions of this Article VII, in proportion to the ratio of the Stockholder Escrow Percentage to the Employee Escrow Percentage, shall be the sole and exclusive right and remedy of Parent and the other Indemnified Parties for all Technology Party Losses for which Parent and the other Indemnified Parties are entitled to indemnification pursuant to Section 7.2(v), and (ii) the aggregate amount of Technology Party Losses for which Parent and the other Indemnified Parties are entitled to indemnification pursuant to Section 7.2(v) shall be reduced by the aggregate amount of any awards in favor of Parent or the other Indemnified Parties against Technology Party resulting from the Parent IP Allegations or any recoveries by Parent or the other Indemnified Parties from Technology Party resulting from the Parent IP Allegations.

For purposes of this Agreement, (i) “Technology Party Losses” shall mean the aggregate amount of any Losses incurred, directly or indirectly, by Parent or the other Indemnified Parties as a result of any of the assertions constituting the Technology Review, and (ii) “Dispute Period” shall mean the period from the commencement of any claims, disputes, disagreements or proceedings with the Technology Party as to which Technology Party Losses are incurred through the date of a final judgment with respect thereto or settlement thereof, without regard to whether payment in respect of such Technology Party Losses is actually made on such date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.    Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)  by mutual consent of the Company and Parent;

(b)  by Parent or the Company by written notice to the other parties if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on October 15, 2002 (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c)  by Parent by written notice to the other parties if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

(d)  by Parent by written notice to the other parties, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts within thirty (30) days (the “Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(d) prior to the expiration of the Cure Period, provided that the Company, during the Cure Period, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured prior to the expiration of the Cure Period); or

(e)  by the Company by written notice to the other parties, upon a breach of any representation, warranty, covenant or agreement on the part of French Parent, Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of French Parent, Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the representations and warranties of French Parent, Parent or Merger Sub or breach by French Parent, Parent or Merger Sub, as applicable, is curable by French Parent, Parent or Merger Sub, as applicable, within the Cure Period through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(e) prior to the expiration of the Cure Period, provided that, during the Cure Period, French Parent, Parent or Merger Sub, as

applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by French Parent, Parent or Merger Sub, as applicable is cured prior to the expiration of the Cure Period).

8.2  Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of French Parent, Parent, Merger Sub or the Company or their respective officers, directors or stockholders, provided, however, that each party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, that the provisions of Section 5.3, Section 5.4, this Section 8.2 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to French Parent, Parent or Merger Sub, to:

Business Objects Americas
3030 Orchard Parkway
San Jose, CA 95134
Attention: General Counsel
Telephone No.: 408-953-6000
Facsimile No.: 408-894-6509

with a copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Steven V. Bernard
Telephone No.: 650-493-9300
Facsimile No.: 650-461-5375

and to:

Wilson Sonsini Goodrich & Rosati,

Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Steve L. Camahort
Telephone No.: 650-493-9300
Facsimile No.: 415-947-2099

(b)  if to the Company or the Stockholder Agent, to:

Acta Technology, Inc.
1667 Plymouth Street
Mountain View, CA 94043
Attention: Chief Executive Officer
Telephone No.: 650-230-4200
Facsimile No.: 650-230-4203

with a copy to:

Cooley Godward LLP
3000 El Camino Real
Palo Alto, CA 94304
Attention: David Lipkin
Jennifer DiNucci
Telephone No.: 650-843-5000
Facsimile No.: 650-849-7400

if to the Escrow Agent:

U.S. Bank N.A.
One California Street, Suite 2550
San Francisco CA, 94111
Attention: Sheila Soares
Telephone No.: 415-273-4582
Facsimile No.: 415-273-4591

9.2  Interpretation.    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3  Disclosure Schedule.    The Disclosure Schedule will indicate that information contained in each section of the Disclosure Schedule shall be deemed disclosed and incorporated by reference in each other section of the Disclosure Schedule (and parts or sections thereof) to which it is readily apparent such information is responsive.

9.4  Amendment.    Except as otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the parties hereto and after the Effective Time by Parent, the Company and the Stockholder Agent.

9.5  Extension; Waiver.    At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.6  Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.7  Entire Agreement; Assignment.    This Agreement, the Disclosure Schedule, those agreements of which forms are attached as Exhibits hereto and the NDA: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, other than the Indemnified Parties who shall be the beneficiary of the indemnity set forth in Article VII, the Stockholder Agent and those Persons referred to in, and to the extent set forth in, Section 5.17, and their respective successors and permitted assigns; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective Affiliates. Except as otherwise provided in this Section 9.7, it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any Person.

9.8  Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

9.9  Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.10  No Implied Representations.    French Parent, Parent, Merger Sub and the Company acknowledge that, except as expressly provided in Sections 2 and 3, neither party hereto, nor any other Person on either party’s behalf, has made or ismaking any representations or warranties whatsoever, implied or otherwise.

9.11  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.12  Forum Selection; Consent to Jurisdiction.    All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The parties hereby consent to the jurisdiction of the Courts of the State of California and the United States District Court of the Northern District of California and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

9.13  Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.14  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 7.4, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, French Parent, Parent, Merger Sub, the Company and, with respect to Article VII only, the Escrow Agent and the Stockholder Agent, have the authority to sign this Agreement or caused this Agreement to be signed by their duly authorized respective officers, as appropriate, all as of the date first written above.

ACTA TECHNOLOGY, INC.		OPERA ACQUISITION CORP.

By:	/s/ CAROL MILLS BALDWIN	By:	/s/ CLIFTON T. WEATHERFORD
Name: Title:	Carol Mills Baldwin President and Chief Executive Officer	Name: Title	Clifton T. Weatherford Executive Vice President and CEO

BUSINESS OBJECTS AMERICAS

By:	/s/ BERNARD LIAUTAUD
Name: Title:	Bernard Liautaud President and Chief Executive Officer

BUSINESS OBJECTS S.A.

By:	/s/ BERNARD LIAUTAUD
Name: Title:	Bernard Liautaud President and Chief Executive Officer

STOCKHOLDER AGENT:

/s/ DAVID STROHM
David Strohm

U.S. BANK TRUST, N.A. as Escrow Agent

By:	/s/ SHEILA SOARES
Name: Title:	Sheila Soares Assistant Vice President

EXHIBIT INDEX

Exhibit A—Form of Stockholder Support Agreement

Exhibit B—Form of Non-Competition Agreement

Exhibit C—Form of Retention Plan

Exhibit D—Form of Escrow Payment Plan

Exhibit E—Form of Legal Opinion of counsel to the Company

Schedule A—Disclosure Schedule

Schedule 1.6(A)—List of Key Employees

Schedule 1.6(B)—Certain Definitions

Schedule 5.12—Escrow Payment Plan and Retention Plan Allocation

Schedule 5.14—Base Salary